EXHIBIT 99.1

Friday July 28, 11:02 am Eastern Time

Company Press Release

Graham Corporation Adopts Stockholder
Rights Plan

BATAVIA, N.Y.-- (BUSINESS WIRE)--July 28, 2000--The Board of Directors of Graham Corporation (GHM:ASE) at its regular meeting yesterday adopted a new stockholder rights plan and declared a dividend of one preferred stock purchase right ("Right") for each outstanding share of common stock of the Corporation. The Corporation's previous stockholder rights plan expired earlier this year. The Rights are designed to assure that all of the stockholders of the Corporation receive fair and equal treatment in the event of any proposed takeover of the Corporation and to guard against partial tender offers, squeeze-outs and other abusive tactics to gain control of the Corporation without paying all stockholders a fair price. However, the Rights will not prevent any person or group of persons from purchasing at least a majority stake in the Corporation but should encourage such person or persons to negotiate in advance with the Board of Directors of the Corporation, acting on behalf of all stockholders.

Each Right will entitle stockholders to buy a one-hundredth interest in a share of a new series of preferred stock of the Corporation at an exercise price of $45.00. Initially, the Rights will not be exercisable and will transfer with and only with the shares of common stock. The Rights will be exercisable and separately transferable twenty business days after a person or group of persons acquires 15% or more of the common stock of the Corporation or any successor corporation, based upon a formula set forth in the stockholder rights plan.

The Rights dividend distribution will be payable to shareholders of record of the Corporation on September 10, 2000. The Rights will expire ten years later on September 10, 2010. The distribution of the Rights is not taxable to shareholders.

Graham designs and builds vacuum and heat transfer equipment for process industries throughout the world and is a worldwide leader in vacuum technology. The principal markets for Graham's equipment are the chemical, petrochemical, petroleum refining and electric power generating industries, including cogeneration and geothermal plants. Other markets served include shipbuilding, metal refining, pulp and paper, water heating, refrigeration, desalinization, food processing, drugs, heating, ventilating and air conditioning. Graham's ejectors, liquid ring vacuum pumps, condensers, heat exchangers and other products are used by its customers to produce synthetic fibers, chemicals, petroleum products (including gasoline), electric power, processed food (including canned, frozen and dairy products), pharmaceutical, products, paper, steel, fertilizers and numerous other products used everyday by people throughout the world.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham's Annual Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

Contact:

Graham Corporation
William A. Smith, Jr., 716/343-2216